Hennessy Advisors, Inc. Announces Quarterly Earnings of $0.35 Per Share

Firm Also Announces Quarterly Dividend

NOVATO, Calif., Aug. 6, 2014 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported fully diluted earnings per share of $0.35 for the third fiscal quarter ended June 30, 2014, an increase of 46% over the prior comparable period ended June 30, 2013. Total assets under management as of June 30, 2014 were $5.4 billion, which represents an increase of almost 50% versus June 30, 2013. Likewise, average assets under management, upon which revenue is calculated, increased by 40% from period to period. The increase in assets under management is attributable to both strong investment performance of and positive net purchases into the Hennessy family of mutual funds.

The Board of Directors of Hennessy Advisors, Inc. today also declared a quarterly dividend of $0.04 per share. This dividend will be paid on September 15, 2014 to shareholders of record as of August 21, 2014.

"The financial markets continued to deliver strong results over the quarter, with the Dow Jones Industrial Average recently hitting an all-time high. Our mutual funds demonstrated momentum as well, as each of our sixteen funds delivered positive performance over the 1-, 3-, 5- and 10-year periods (ended June 30, 2014)," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "While the markets may experience short term periods of volatility, I continue to believe that the fundamentals underlying the financial markets are viable and that we should see moderate market returns over the long run. Through any market rallies or inevitable pull-backs, here at Hennessy Advisors, we are committed to building shareholder value by focusing on our business strategy for the long term," he added.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
Third Quarter	Jun. 30, 2014	Jun. 30, 2013	$ Change	% Change
Total Revenue	$ 8,784,533	$ 6,505,770	$ 2,278,763	35.0%
Net Income	$ 2,045,137	$ 1,369,792	$ 675,345	49.3%
Earnings Per Share (Diluted)	$ 0.35	$ 0.24	$ 0.11	45.8%
Weighted Average Number of Shares Outstanding (Diluted)
	5,821,722	5,720,926	100,796	1.8%
Mutual Fund Average Assets
Under Management	$ 5,005,358,102	$ 3,567,795,425	$ 1,437,562,677	40.3%

At Period Ending Date	Jun. 30, 2014	Jun. 30, 2013	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 5,380,831,040	$ 3,593,673,417	$ 1,787,157,623	49.7%
Retained Earnings	$ 24,442,522	$ 18,458,347	$ 5,984,175	32.4%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
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CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, 800-966-4354; or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com, 703-894-1056